Exhibit 10.13

To:	Robert Culhane
From:	Edward L. Donnelly, CEO
Date:	July 13, 2009
Re:	Severance Pay and Release Agreement

Robert,

The purpose of this memorandum is to clearly identify the terms under which your employment with DynaVox Systems LLC is being concluded as of July 13, 2009 (hereinafter the “Effective Date”).

As you are aware, you are party to a number of Agreements with DynaVox signed by you on or about April 26, 2004. A copy of these documents are attached hereto and included as part of this Agreement. These are identified as follows:

(1)           Offer letter signed by you April 26, 2004 (attached hereto as Exhibit I and included as part of this Agreement);

(2)           Salary Continuation and Non-Competition Agreement signed by you April 26, 2004 (attached hereto as Exhibit 2 and included as part of this Agreement);

(3)           Acknowledgement of Employment At Will Status signed by you April 26, 2004 (attached hereto as Exhibit 3 and included as part of this Agreement);

(4)           Confidentiality and Intellectual Property Agreement signed by you April 26, 2004 (attached hereto as Exhibit 4 and included as part of this Agreement); and

(5)           Agreement to Arbitrate signed by you April 26, 2004 (attached hereto as Exhibit 5 and included as part of this Agreement).

The attached documents set forth your entitlement to severance in the form of salary continuation for a period of one year at your last base salary, reimbursement of COBRA for the same period (unless you become eligible for healthcare insurance through another employer), and standard outplacement services. The agreements also set forth your continuing obligations regarding DynaVox’s intellectual property and confidential information.

In return for receiving the salary and benefits set forth in the attached, as well as additional consideration set forth below, you must abide by the terms of those Agreements, and agree to all terms and conditions set forth below:

1.             RELEASE

You knowingly and voluntarily release and forever discharge, to the fullest extent provided by law, DynaVox Systems LLC, its affiliates, subsidiaries, divisions, successors and assigns, and the past and present employees, officers, directors and agents thereof (collectively referred to throughout this Agreement and General Release as “Dynavox,” “Employer” and/or “Releasees”), of and from any and all claims, known and unknown, which you, your heirs, executors, administrators, successors, and assigns (referred to collectively throughout this

Agreement as “you” or “your”) have or may have against DynaVox as of the date of your signing of this Agreement and General Release, including, but not limited to, any alleged violation of the Age Discrimination in Employment Act (“ADEA”), the Fair Labor Standards Act, the Family and Medical Leave Act (only to the extent permitted by law), the Occupational Safety and Health Act, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, Sections 1981 through 1988 of Title 42 of the United States Code, the Employee Retirement Income Security Act of 1974, the Immigration Reform and Control Act, the Americans with Disabilities Act of 1990, the Equal Pay Act, the Rehabilitation Act of 1973, Executive Order 11246 and any other Executive Order, the Older Workers Benefit Protection Act, the Sarbanes-Oxley Act of 2002, the Worker Adjustment and

Retraining Notification Act (“WARN”), any discrimination or employment related laws governed by the Commonwealth of Pennsylvania or the City of Pittsburgh; all as amended, and any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance; any public policy, contract, tort, or common law claim; or any allegations for costs, fees, or other expenses including attorneys’ fees incurred as of the time of your signing of this Agreement and General Release.

2.             NO CLAIMS PENDING

You confirm that no claim, charge, complaint, or action exists in any forum or form brought by you or on your behalf against Releasees. Nothing herein is intended to or shall preclude you from filing a complaint and/or charge with an appropriate federal, state or local government agency and/or cooperating with said agency in its investigation. However, in the event that any claim, charge, complaint or legal action is filed by you, or on your behalf, against any of the Releasees, you agree to waive your right to recover any monetary relief or monetary recovery therefrom, including costs and attorneys’ fees. You further affirm that you have been paid and/or have received all compensation, wages, bonuses, commission and/or benefits due to you except as provided in this Agreement and General Release. You furthermore affirm that you have no known workplace injuries or occupational diseases and have been provided and/or have not been denied any leave requested under the Family and Medical Leave Act.

3.             RETURN OF EQUIPMENT

You agree to immediately return all of DynaVox’s equipment, documents and property.

4.             RESIGNATION

As of the Effective Date of this Agreement, you voluntarily resign your employment with DynaVox. All regular salary, wages, medical benefits, dental benefits, vision benefits, DynaVox benefits, right to participate in any DynaVox pension plan, retirement plan, 401k plan, compensation and payments of any nature end as of the Effective Date. DynaVox will reimburse all business related expenses you incur in furtherance of DynaVox business prior to the Effective Date of this Agreement provided that they are submitted within thirty (30) days of the Effective Date with adequate documentation, copies of receipts and in a form acceptable to DynaVox.

5.             CONSULTING SERVICES

From the Effective Date through September 30, 2009, you agree to be available and to provide to DynaVox with professional services in the area of transitioning Chief Financial Officer responsibilities, training, and the transfer of DynaVox knowledge and information (“Consulting Services”) as needed and requested by DynaVox Chief Operating Officer (“COO”) or Chief Executive Officer (“CEO”) including, but not limited to, the following:

a.             Be available, through DynaVox-supplied mobile telephone, for consultation and communication with DynaVox COO and CEO at reasonable times and for reasonably detailed communications,

b.             Participate and assist in an orderly transition of your successor(s),

c.             Participate and assist in the training of your successor(s) to the level required for said personnel to function in the role of Chief Financial Officer,

d.             Communicate and consult only with any successor(s), COO and CEO via telephone at reasonable times and for reasonably detailed conversations,

e.             Travel, at DynaVox expense, up to eight (8) business days at the request of the COO or CEO, as long as you are provided one (1) week notice,

f.              Return all DynaVox property including but not limited to any laptop computer, mobile telephone, and desktop computer equipment maintained within your possession within five (5) business days upon the written request of DynaVox.

g.             If the COO is incapacitated or no longer with DynaVox during the pendency of this Agreement, the CEO of DynaVox will interact with you in accomplishing the requirements of this Agreement.

h.             You agree to use your best efforts to complete all required tasks or work. All work will be performed in a competent fashion in accordance with applicable standards of the profession, and all services are subject to final approval, which must be within the reasonableness standard, by the DynaVox COO prior to payment.

i.              Nothing in this paragraph prohibits Culhane from performing services for other individuals or corporations during the period in which contractor services are being rendered to Dynavox.

6.             COMPENSATION

In consideration of the covenants, agreements and conditions contained within this Agreement, as well as within the Salary Continuation and Non-Competition Agreement dated on or about April 26, 2004, DynaVox agrees to compensate you as follows:

a.             DynaVox will pay to you biweekly salary continuation payments, paid pursuant to DynaVox’s standard payroll practice, less all applicable withholdings including taxes,

social security, and Medicare, beginning the day following the Effective Date through and including September 30, 2010,

b.             In the event you elect to continue coverage under DynaVox’s plans pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), DynaVox will pay the employer portion of your insurance premium until September 30, 2010, unless you become eligible for healthcare insurance through another employer.

c.             DynaVox will provide you with outplacement services consistent with DynaVox practice beginning the day following the Effective Date through and including September 30, 2010.

d.             DynaVox will pay you for all unused vacation time accrued through the Effective Date within three weeks of the effective date,

e.             DynaVox will pay your fy09 bonus money ( per the fy09 bonus program ) before September 30, 2009. As a contractor you are not eligible for any bonus for fy10

f.              DynaVox will reimburse all reasonable travel, hotel, and transportation expenses you incur at the written request of DynaVox. DynaVox will provide reimbursement of up to Thirty-Five ($35.00) dollars a day for meals while traveling at the request of DynaVox on DynaVox business. All expenses must be approved in writing in advance. When approved in writing, you shall submit to DynaVox written documentation and receipts itemizing the dates on which expenses are incurred including a copy of the written authorization. DynaVox shall reimburse you the amounts due pursuant to submitted reports within two weeks of receipt and approval by DynaVox COO.

7.             STOCK

DynaVox will provide you with the following options regarding your DynaVox equity classes A,B, C & D Units:

(i)            DynaVox will allow you the option of cashing out your DynaVox stock at the Fair Market Value as of July 3, 2009, as provided for in the DynaVox Second Amended and Restated Limited Liability Company Agreement; or

(ii)           DynaVox will allow you the option of retaining DynaVox stock,( on the same conditions of active employees ) provided that you comply with the covenants, agreements and conditions contained within this Agreement, as well as within the Salary Continuation and Non-Competition Agreement dated April 26, 2004.

You may selected a one time “hybrid “ of option (i or ii) within 15 days of reviewing the FY09 FMV analysis. No other selections can be made over time.

DynaVox reserves the right to determine if you have complied with the covenants, agreements and conditions contained within this Agreement, as well as within the Salary Continuation and Non-Competition Agreement dated April 26, 2004.

If you fail to comply with this Agreement, at DynaVox’s option, your stock Fair Market Valuation will revert back to the most recent fiscal year valuation.

8.             INDEPENDENT CONTRACTOR

As of the Effective Date of this Agreement and thereafter, you are an independent contractor and not an employee of DynaVox or any of its subsidiaries or affiliates. Nothing contained herein or any document executed in connection herewith, shall be construed to create an employer-employee relationship, partnership or joint venture relationship between you and DynaVox. The consideration set forth herein shall be the sole consideration due to you for the services rendered hereunder. You will not represent to be or hold yourself out as an employee of DynaVox and you acknowledge that you shall not have the right or entitlement in or to any of the pension, retirement or other benefit programs now or hereafter available to DynaVox’s regular employees. As required by the Internal Revenue Code, DynaVox will make all required withholdings on payments to you.

Your taxpayer I.D. number is your social security number and DynaVox will file all required tax documents bearing that identification number. You are licensed to perform the agreed-upon services enumerated herein and covenants that you will maintain all valid licenses, permits and registrations to perform same.

You agree to participate and assist in any and all legal matters that may have occurred or arisen as a result of any event(s) that occurred during your employment. You agree to discuss any and all legal matters with DynaVox personnel, attorneys retained by or for DynaVox, appear for deposition(s) and appear for any court hearings or trials. DynaVox will pay reasonable airfare, hotel, and transportation and will provide a reimbursement of up to Thirty-Five ($35.00) per day for meals, gratuity, or other related expenses you incur. DynaVox will also provide you with reasonable notice of your required assistance. This provision survives the termination of this agreement.

9.             NON-DISPARAGEMENT

You agree to not disparage DynaVox. You agree for yourself and all others acting on your behalf, either directly or indirectly:

a.             Not to publish, repeat, utter or report, either publicly or privately, any statement or comment, nor to take, encourage, induce or voluntarily participate in any action, that would negatively comment on, disparage, defame or call into question the officers, directors, employees, attorneys, agents, or contracting parties, or business, operations, services, products or conduct of DynaVox or any of its affiliates or employees,

b.             Not to act in any way with respect to DynaVox business operations, policies or conduct that would damage DynaVox’s reputation, business relationships or present or future business, or the reputation of DynaVox’s past or present executives, agents, employees or affiliates, and

c.             Not to negatively comment on, disparage, defame or call into question DynaVox to any person or entity, including, but not limited to, DynaVox customers or vendors concerning DynaVox’s officers, directors, employees, attorneys, agents, or contracting parties, or business, operations, services, products or conduct.

Dynavox agrees not to disparage you.

10.          COVENANT NOT TO COMPETE

You, from the date this Agreement was received until September 30, 2010, agree that you will not, whether on your own behalf or on behalf of or in conjunction with any other person or entity, directly or indirectly:

a.             Solicit or assist in soliciting the business of any individual or entity that was a client of DynaVox at any time during the three years preceding the Effective Date of this Agreement,

b.             Solicit or assist in soliciting the business of any individual or entity that is a current client of DynaVox,

c.             Solicit or assist in soliciting the business of any individual or entity that DynaVox was actively soliciting to become a client of DynaVox within the one year preceding the Effective Date of this Agreement, if you were aware of the solicitation while employed by DynaVox,

d.             Provide services, in competition with DynaVox, relating to the development, manufacture, sale, maintenance, or repair of any product for or to any individual or entity that was a client of DynaVox at any time during the three years preceding the Effective Date of this Agreement,

e.             Hire, solicit, or assist in soliciting anyone who was employed by DynaVox at any time during the one year preceding the Effective Date of this Agreement, or

f.              Within any state, commonwealth, district or territory of the United States or any other country in which DynaVox develops, manufactures, sells, maintains or repairs products, become an employee, agent, representative, partner, shareholder or holder of any other financial interest, with respect to any entity that competes with DynaVox in that state, commonwealth, district or territory.

11.          NON-COMPETE AS TO SPECIFIC DEVICES

You, from the date this Agreement was received until September 30, 2010, agree that you will not directly or indirectly sell, work for, represent, act in any sales capacity role, accept employment from, perform services for, engage as an independent contractor for, or act in any role supporting, growing, assisting any business, organization, company, entity, or person that is developing, researching, creating, marketing, selling or otherwise engaged in a business related to speech generating devices, AAC, or Assistive Technologies.

12.          NON-COMPETE AS TO SPECIFIC ENTITIES

You, from the date this Agreement was received until September 30, 2010, agree that you will not directly or indirectly work for, represent, act in any sales capacity role, accept employment from, perform services for, engage as an independent consultant or contractor for or act in any role supporting, growing, assisting any entity, subsidiary, affiliate or related entity world-wide for any Employer identified in Exhibit 6 attached and incorporated herein.

13.          NON-SOLICITATION OF DYNAVOX PERSONNEL

You, from the date this Agreement was received until September 30, 2010, agree that you will not directly or indirectly encourage, entice or solicit any current employee of DynaVox to leave DynaVox’s employ for any reason or interfere in any material manner with employment relationships at the time existing between DynaVox and its current employees or contact, inquire, or otherwise communicate with any employee of DynaVox, for the purpose of encouraging the DynaVox employee to leave employment with DynaVox or to take on employment with any other entity. You acknowledge that the specialized nature of your knowledge of Confidential Information, DynaVox’s proprietary information, trade secrets, customer information and other intellectual property are such that a breach of this Covenant Not to Compete contained herein would necessarily and inevitably result in a disclosure, misappropriation and misuse of Confidential Information, proprietary information, trade secrets and other intellectual property. Accordingly, you acknowledge and agree that such a breach would inflict unique and irreparable harm upon DynaVox and that DynaVox shall be entitled, in addition to its other rights and available remedies, to enforce, by injunction or decree of specific performance, your obligations set forth herein.

14.          BREACH OF THIS AGREEMENT & ARBITRATION

In accordance with the Agreement to Arbitrate dated April 26, 2004, a copy of which is attached hereto and included as part of this agreement, any disputes between you and DynaVox concerning this Agreement, with the exception of those stated below, shall be resolved before the American Arbitration Association and pursuant to its rules. The forgoing provision applies to, among other claims, any claims for unpaid compensation under this Agreement, any breach of contract allegations or any claim for monetary damages of any nature under this Agreement. The only exception to the foregoing provision is that in the case of an alleged violation of sections 9, 10, 11, 12, 13 and 15 and subparts thereof, DynaVox will have the right to request that a court issue temporary/preliminary injunctive relief. The site of the arbitration shall be within Allegheny County, Pennsylvania, and DynaVox and you further agree that all proceedings shall take place in Allegheny County, Pennsylvania.

DynaVox shall pay the initial filing fee, but each party shall pay 50% of the Arbitrator’s fees and its own attorneys’ fees and costs. The results of the arbitration shall be final and binding upon the parties and may be enforced by any court of competent jurisdiction pursuant to the Federal Arbitration Act, 9 U.S.C. Section I et seq., as well as by any application of State laws.

DynaVox is entitled to seek judicial relief for violations of sections 9, 10, 1 I , 12, 13 and 15 of this Agreement. With respect to matters that are not alleged violations of sections 9, 10, 11, 12,

13 and 15 and subparts thereof (for which DynaVox will have the right to request that a court issue temporary/preliminary injunctive relief), the parties shall consider non-binding mediation of disputes over money damages should a dispute arise. Should the parties agree to mediate the dispute, the matter will be mediated by a mediator agreed to by you and DynaVox under the auspices of the American Arbitration Association, such mediation to take place in Allegheny County, Pennsylvania. Both parties agree to pay 50% of the fee for the mediation proceeding. Should the parties not agree to resolve the dispute over money damages by mediation, the parties shall be free to dispute over money damages to arbitrate as set forth above.

15.          CONFIDENTIALITY

a.             This Agreement, all of its terms and information contained herein, all of the negotiations leading to it, all of the communications generated pursuant to it, and the implementation hereof (collectively, “Confidential Material”), shall be kept strictly confidential and shall not be disclosed to any person, corporation, or other entity not a Party to this Agreement except:

i.              Under valid order of any court or governmental agency of competent jurisdiction compelling disclosure, or as otherwise may be required by statute, regulation or other law;

ii.             To defend or assert claims by or against any Party hereto in a judicial proceeding to enforce this Agreement or any of its terms and provisions;

iii.            To the subsidiaries, affiliates, associated or parent companies of the Parties and their counsel;

iv.            By written consent of the Parties to this Agreement;

b.             If you or DynaVox are served with a subpoena or other document request calling for disclosure of this Agreement or its terms, written notice of the receipt of such subpoena or document request shall be given to the other Party no later than seven (7) days before a response to said request or subpoena is required or within twenty (20) business days of the receipt of such subpoena or document request, whichever is sooner. The respondent shall give the notified Party a reasonable opportunity to seek a protective order prior to responding to such a subpoena or other document request.

16.          GENERAL TERMS

a.             This Agreement is intended to be and is an accommodation between the Parties hereto. The Agreement shall not be construed as an admission of any kind, including but not limited to a waiver, modification or retraction of the positions of the Parties with respect to any matter. Statements made during the course of negotiations have been and shall be without prejudice to the rights of the Parties in any disputes or transactions with any persons or entities not party to this Agreement.

b.             This Agreement is the product of informed negotiations and involves compromises of the Parties’ previously stated legal positions or positions that may have existed or been alleged. Accordingly, this Agreement does not reflect the Parties’ views as to rights and obligations with respect to matters or Persons outside the scope of this Agreement. The Parties specifically disavow any intention to create rights in third parties under or in relation to this Agreement.

c.             This Agreement is without prejudice or value as precedent and shall not be used in any proceeding or hearing to create, prove, or interpret the obligations under, or terms and conditions of, any other agreement.

d.             Except as may be specifically provided elsewhere in this Agreement, this Agreement and the negotiations surrounding the Agreement shall not be admissible in any suit, action, or other proceeding, including but not limited to, efforts to prove either the acceptance by any party hereto of any particular theory or as evidence of any obligation that any Party hereto has or may have to anyone. Provided, however, that nothing in this Agreement shall restrict the right of any Party to seek to introduce the Agreement: (i) in any action seeking to enforce the terms of the Agreement, (ii) in connection with a judicial determination of the reasonableness or fairness of this Agreement, or the good faith of the parties hereto in reaching this settlement.

e.             This Agreement has been entered into in part in reliance upon the provisions of Rule 408 of the Federal Rules of Evidence and similar state law provisions that preclude the introduction of evidence regarding settlement negotiations or agreements.

f.              In the event any term, condition, or provision contained within the Non- Compete and Non-Solicitation section is found void or unenforceable, the void or unenforceable term, condition or provision shall be reformed to the highest restriction, longest term and largest geographical area permitted within the appropriate jurisdiction. This Agreement shall constitute the entire Agreement between you and DynaVox regarding the subject matter referenced herein. Except as explicitly set forth in this Agreement, there are no representations, warranties, or inducements, whether oral, written, expressed or implied, that in any way affect or condition the validity of this Agreement or any of its conditions or terms. All prior negotiations, oral or written, are merged and integrated into this Agreement.

g.             This Agreement may not be modified, changed, contradicted, added to, or altered in any way by any previous or concurrent written or oral agreements or any subsequent oral agreements. No change or modification of this Agreement shall be valid unless it is contained in writing and signed by the Parties hereto.

h.             If any provisions of this Agreement or any portion of a provision of this Agreement is declared null and void or unenforceable by any court or tribunal having jurisdiction, then such provision or portion of a provision shall be considered separate and apart from the remainder of this Agreement which shall remain in full force and effect.

i.              Any notices required or contemplated hereunder shall be effective upon placing thereof in the United States mail, certified mail and return receipt requested, postage prepaid, and addressed as follows:

If to DynaVox:	If to Culhane:
Michelle Heying	Robert Culhane
2100 Wharton Street	103 Thousand Oaks Drive
Suite 400	Pittsburgh, PA 15241
Pittsburgh, PA 15203

j.              You represent and warrant that neither you nor any other entity or person on your behalf has made any assignment, conveyance, nor transference of any rights, causes of action or claims available to you and constituting the subject matter of this Agreement.

k.             1. You represent and warrant that you have not filed for bankruptcy and have no present intent to file for bankruptcy protection during the next twelve months.

l.              m. Each Party hereto represents and warrants that the individual signing the Agreement on behalf of such Party is duly authorized to enter into this Agreement and to execute and legally bind such Party to it. The Parties further represent and warrant that if they are corporations duly organized and validly existing in good standing under the laws of one of the states of the United States, that they have taken all necessary corporate and legal actions to duly approve the making and performance of this Agreement and that no further corporate or other approval is necessary; and that the making and performance of this Agreement will not violate any provision of law or of their respective articles of incorporation or by-laws. This Agreement may be executed in two or more counterparts.

m.            The Parties represent and warrant that in making this Agreement they have obtained the advice of legal counsel and that there shall not be a presumption or construction against any signatory hereto based upon draftsmanship or relative bargaining position. The signatories further represent and warrant that they have read this Agreement and know the contents thereof, that the terms hereof are contractual and not by way of recital, and that they have signed this Agreement of their own free will.

n.             Failure to invoke any right, condition, or covenant in this Agreement by either Party shall not be deemed to imply or constitute a waiver of any rights, condition, or covenant and neither party may rely on such failure.

o.             Any section or subsection heading, numbering, or language is/are included as a convenience only and is/are not intended to express the intent of the parties and shall not affect the interpretation or construction of any portion of the Agreement nor the Agreement as a whole.

p.             By signing this memorandum below, you acknowledge your continuing obligation to maintain the confidentiality of DynaVox’s trade secret and other confidential information as set forth in your Conditions of Employment Agreement, and abide by any previously agreed to non-competition covenants as set forth in the attached Salary Continuation and Non-Competition Agreement. You also agree that you will not apply for re-employment with DynaVox at any time in the future unless asked to do so by DynaVox.

q.             You should carefully consider the matters outlined in this memo and contact your legal counsel or other advisors to discuss the legal ramifications of signing this release agreement. If, after due deliberation and consultation as you deem appropriate, the above is agreeable to you, please sign this memo and return the original to me for my files. Please retain a copy for your own records.

17.          YOU UNDERSTAND ALL OF THE TERMS IN THIS AGREEMENT AND KNOW THAT YOU ARE GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED.

18.          YOU HAVE AT LEAST TWENTY-ONE (21) DAYS FROM THE DATE OF RECEIPT OF THIS RELEASE SUBSTANTIALLY IN ITS FINAL FORM ON JULY 13, 2009 TO CONSIDER IT AND THE CHANGES MADE SINCE THE JULY 13, 2009 VERSION OF THIS RELEASE ARE NOT MATERIAL AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD.

YOU FURTHER UNDERSTAND THAT YOU HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

IN WITNESS THEREOF, the Parties have executed this Agreement on the date below, and the undersigned represent that they are duly authorized to execute and deliver this Agreement on behalf of the respective Parties.

/s/ ROBERT CULHANE	Dated:	7/22/09
Robert Culhane

/s/ EDWARD L. DONNELLY, JR.	Dated:	7/29/09
Authorized Representative DynaVox Systems LLC